Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Latigo Biotherapeutics, Inc. of our report dated March 27, 2026, except for the effects of the reverse stock split discussed in Note 2 to the financial statements, as to which the date is August 3, 2026 relating to the financial statements of Latigo Biotherapeutics, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Diego, California

August 3, 2026